Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CONKWEST, INC.

Conkwest, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that:

1.     The name of the Company is Conkwest, Inc. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 2014.

2.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.     The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Conkwest, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Barry J. Simon, a duly authorized officer of the Company, on June 1, 2015.

/s/ Barry J. Simon
Barry J. Simon, M.D.
President

Exhibit A

ARTICLE I

The name of the corporation is Conkwest, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 160 Greentree Drive, Suite #101 in the city of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

Classes of Stock. The total number of shares of capital stock that the Company shall have authority to issue is 120,000,000, consisting of 100,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

Recapitalization. Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) each share of Class A Common Stock of the Company issued and outstanding immediately prior to the Effective Time will be automatically reclassified and converted into one share of Common Stock. Stock certificates representing the Class A Common Stock outstanding immediately prior to the Effective Time will automatically represent such number of shares of Common Stock as reclassified and converted as set forth above at the Effective Time. Upon the surrender by a holder of Class A Common Stock of a certificate or certificates for such securities to the Company, the Company will, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock, as the case may be, to which such holder is entitled.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Subject to any provisions in the bylaws of the Company related to indemnification of directors or officers of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Company shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the bylaws of the Company after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE IX

Except as provided in Article VII and Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

CONKWEST, INC.

Conkwest, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 12, 2014.

2. This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware, by the Board of Directors and the stockholders of the Corporation.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation as set forth herein.

4. Article I of the Corporation’s Certificate of Incorporation (the “Certificate”) is hereby amended and restated in its entirety to read as follows:

“The name of this corporation is NantKwest, Inc.”

5. Article IV of the Certificate is hereby amended and restated in its entirety to read as follows:

“Upon the effectiveness of this Certificate of Amendment, each outstanding share of Common Stock or Preferred Stock of the Corporation shall be split into 1.8515 shares of Common Stock (the “Forward Split”). The Forward Split shall occur automatically without any further action by the holders of the shares affected thereby and whether or not the certificates representing such shares are surrendered to the Company.

After giving effect to the Forward Split, the total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, $0.0001 par value per share, and Twenty Million (20,000,000) shares of Preferred Stock, $0.0001 par value per share.

The Forward Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Forward Split shall be effected on a holder-by-holder basis and no fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Barry J. Simon, its Chief Operating Officer, effective as of July 10, 2015.

CONKWEST, INC.

By:	/s/ Barry Simon
Barry J. Simon, M.D., Chief Operating Officer